EXHIBIT 5.1
May 2, 2007
Board of Directors
Crawford & Company
5620 Glenridge Drive, N.E.
Atlanta, Georgia 30342
RE: Crawford & Company Form S-3 Registration Statement
Gentlemen:
I am General Counsel for Crawford & Company, a Georgia corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Registration Statement”) relating to the sale of 842,815 shares of Class A Common Stock, par value $1.00 per share (the “Class A Stock”), of the Company beneficially owned by the stockholders of the Company named in the Registration Statement.
In so acting, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I assumed the same to have been properly given and to be accurate.
Based upon the foregoing, I am of the opinion that the Class A Stock, is validly issued, fully paid and nonassessable.
I consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Allen W. Nelson
Allen W. Nelson
Executive Vice President — General Counsel